UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2004

Commission File No. 001-31463

DICK’S SPORTING GOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	16-1241537 (I.R.S. Employer Identification No.)

300 Industry Drive, RIDC Park West, Pittsburgh, Pennsylvania (Address of principal executive offices)	15275 (Zip Code)

(724) 273-3400

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report:

200 Industry Drive, RIDC Park West,
Pittsburgh, Pennsylvania 15275

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On July 29, 2004, Dick’s Sporting Goods, Inc. (the “Company”) (NYSE: DKS) acquired all of the issued and outstanding shares of common stock of Galyan’s Trading Company, Inc. (“Galyan’s”) (NASDAQ: GLYN) and Galyan’s became a wholly owned subsidiary of the Company. Galyan’s is a specialty retailer that offers a broad range of products that appeal to consumers with active lifestyles, from the casual consumer to the serious sports enthusiast. Galyan’s operates 47 stores in 21 states and offers outdoor and athletic equipment, apparel, footwear and accessories, as well as casual apparel and footwear. Dick’s expects to operate the Galyan’s stores as sporting goods retail stores, although it also expects over time to convert them to Dick’s stores and may close one or more of the Galyan’s stores or Dick’s stores.

     The Company, its wholly owned subsidiary, Diamondbacks Acquisition Inc. (“DAI”) and Galyan’s had entered into an Agreement and Plan of Merger on June 21, 2004 (the “Merger Agreement”). In accordance with the Merger Agreement, DAI commenced a tender offer for any and all Galyan’s shares at a price of $16.75 per share. At 12:00 Midnight, Eastern Daylight Time on Wednesday, July 28, 2004, DAI’s tender offer expired, as scheduled. The Computershare Trust Company of New York, the Depositary for the tender offer, has advised Dick’s that a total of 17,894,332 shares of Galyan’s common stock were validly tendered into the offer, and not withdrawn, which includes 1,328,301 shares tendered pursuant to guaranteed delivery procedures. The Company acquired all Galyan’s shares that remained outstanding following DAI’s tender offer through a short-form merger under Indiana law, by which DAI merged into Galyan’s. Each share of Galyan’s common stock that remained outstanding after the tender offer (except for shares held by the Company or DAI) was converted into the right to receive $16.75 in cash, net to the seller without interest, the same amount of consideration paid for shares tendered in the tender offer. Under applicable law, the merger was not subject to approval of the shareholders of Galyan’s.

     Approximately $363 million was required to fund and consummate the Galyan’s tender offer and the merger, including the repayment of Galyan’s indebtedness. The Company obtained approximately $193 million of these funds from cash and cash equivalents and investments and the balance from the proceeds of a second amended and restated revolving line of credit.

     On July 28, 2004, the Company executed a Second Amended and Restated Credit Agreement (the “Credit Agreement”), among Dick’s, certain lenders and General Electric Capital Corporation as agent. The Credit Agreement became effective on July 29, 2004 and provides for a revolving credit facility (the “Credit Facility”) in an aggregate outstanding principal amount of up to $350 million, including up to $75 million in the form of letters of credit.

Description of the Second Amended and Restated Credit Facility

     Borrowings under the Company’s Credit Facility are permitted to be used for the payment of a portion of the costs of and expenses related to the Galyan’s acquisition and for general corporate purposes.

     Borrowing availability under the Company’s Credit Facility is generally limited to the lesser of 70% of the Company’s eligible inventory or 85% of the Company’s inventory’s liquidation value, in each case net of specified reserves and less any letters of credit outstanding.

     Interest on outstanding indebtedness under the Credit Facility currently accrues, at the Company’s option, at a rate based on either:

the prime corporate lending rate or

at the LIBOR rate plus 1.25% to 1.75% based on
the level of total borrowings during the prior three months.

     The Credit Facility matures on May 30, 2008, and contains both conditions precedent that must be satisfied prior to any borrowing and affirmative and negative covenants to which Dick’s and its subsidiaries, which will include Galyan’s and its subsidiaries following the successful completion of the Offer and the consummation of the Merger, must adhere.

     Conditions precedent to the effectiveness of the Credit Facility and the initial borrowing included: (i) the lenders receive all documents including opinions and agreements which they reasonably request, (ii) evidence satisfactory to the agent that Dick’s obtained all consents and approvals including from governmental agencies, (iii) evidence satisfactory to the agent of the existence of insurance policies, (iv) payment of agent and lender fees and expenses, (v) absence of litigation by governmental authorities relating to the Credit Facility or the transactions it contemplates, (vi) acquisition in the Galyan’s tender offer of at least a majority of Galyan’s shares on a fully diluted basis at the tender offer price of $16.75 per share and the aggregate fees and closing costs for the Galyan’s acquisition do not exceed $20 million, (vii) absence of an event or circumstance that would have a material adverse effect on Dick’s and its subsidiaries, (viii) lender satisfaction with the corporate, capital tax and legal structure of Dick’s and its subsidiaries and any earnout or deferred compensation arrangements with Dick’s management, (ix) delivery of financial projections satisfactory to the agent, (x) Dick’s has used at least $155 million of existing cash-on-hand to acquire Galyan’s shares in the Galyan’s tender offer, (xi) accuracy of Dick’s representations and warranties, (xii) making of loans or issuance of letter of credit do not violate applicable laws, (xiii) absence of events which constitute or would constitute a default, and (xiv) after giving effect to any loan or letter of credit the borrowing base is not exceeded. Conditions precedent to subsequent borrowings or issuances of letters of credit include items (xi) through (xiv) of the preceding sentence.

     The affirmative covenants include (i) delivery of financial statements and other information, including providing further assurance and appraisals, (ii) payment of obligations, (iii) continuation of business, (iv) maintenance of existence, (v) compliance with laws, leases and material contractual obligations, (vi) maintenance of property and insurance and books and records, (vii) use of proceeds and (viii) actions to complete the tender offer and consummate the merger.

     The negative covenants of the Credit Facility that concern the Company and its subsidiaries, include, without limitation, restrictions (with certain exceptions) on the ability of the Company (and its subsidiaries) to:

•	make particular investments;

•	redeem capital stock;

•	enter into or be a party to any lending, borrowing or other commercial transactions with subsidiaries, affiliates or its employees

•	create or permit to exist liens on its properties in excess of certain specified amounts;

•	make changes to its business objectives or certain changes to its capital structure, including the issuance of additional capital stock in certain circumstances;

•	sell, transfer, convey, assign or dispose of its assets or properties other than inventory sold in the ordinary course of business;

•	acquire any ERISA affiliate;

•	use, store, generate, treat or dispose of any hazardous materials, except in compliance with applicable laws;

•	engage in certain sale-leaseback, synthetic lease or similar transaction;

•	cancel any claim of indebtedness the Company has owing to it;

•	engage in any speculative investments; or

•	cancel or terminate any material contracts.

     The Credit Facility imposes the following additional obligations and restrictions (with certain limited exceptions), among others, on the Company, unless a waiver or amendment is obtained:

     Indebtedness. Except as permitted in the Company’s Credit Agreement, neither the Company nor any of its subsidiaries will be permitted to create, incur, assume, guarantee or permit to exist (i) any indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) any obligations evidenced by notes, bonds, debentures or similar instruments, (iii) any indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by the Company or any of its subsidiaries, (iv) certain capital lease obligations, (v) certain guaranteed indebtedness, (vi) any obligations of the Company or any subsidiary of the Company under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate option contract, foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap, commodity purchase or option agreements or other similar agreement or contract designed to protect the Company or any of its subsidiaries against fluctuations in interest rates, currency values or commodity prices, as the case may be, or other hedging or derivative agreements, (vii) any indebtedness referred to above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by the Company or any of the Company’s subsidiaries, even though they have not assumed or become liable for the payment of such indebtedness, and (viii) any guarantees or other obligations to make loans or advances to another person.

     The Company’s Credit Facility permits the following types of indebtedness: (i) indebtedness related to deferred taxes, (ii) subordinated loans from or among the Company and its subsidiaries, made after the merger between DAI and Galyan’s, (iii) indebtedness under interest rate agreements that are non-speculative and do not involve commodities options or futures contracts, (iv) intercompany loans, by the Company to DAI for the purpose of purchasing the Shares, and by the Company to Galyan’s for the purpose of paying off Galyan’s existing credit agreement and providing Galyan’s working capital up to a specified amount, (v) non-cash obligations for construction in progress, (vi) trade payables, (vii) certain leasing transactions, (viii) certain existing obligations, (ix) other secured and unsecured indebtedness up to specified amounts, and (x) the Company’s senior convertible notes due 2024 (the “Notes”).

     Acquisitions. Other than the tender offer and the merger, neither the Company nor its subsidiaries are permitted, directly or indirectly without obtaining a consent under the Credit Agreement, to merge, consolidate or acquire non-subsidiary entities, assets or capital stock of any entity or form, acquire or hold any subsidiary (except certain currently permitted holdings) except that the Company (so long as no default has occurred and is continuing or would occur as a result of such merger) may merge with and into a wholly-owned subsidiary with the Company as the surviving corporation.

     Restricted Payments. Neither the Company nor any subsidiary will be permitted (i) to declare or pay any cash dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any Company capital stock or the capital stock of any of its subsidiaries, or make any other distribution in respect thereof, or (ii) make payments on or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any subordinated debt or the Notes, except for regularly scheduled interest payments and other payments required to be made by the terms of the Notes or upon their redemption after February 11, 2009 (subject in some instances to no default or event of default existing under the Credit Agreement after giving effect to any such payments).

     Fixed Charge Coverage Ratio. The Company may be obligated to maintain a fixed charge coverage ratio, of not less than 1.0 to 1.0, as calculated in accordance with the terms and definitions determining such ratio contained in Credit Agreement.

     Defaults. Dick’s Credit Facility also contains customary events of default, including a cross-default to certain other debt, breaches of representations and warranties, change of control events and breaches of covenants.

     Security. The obligations of the Company under the Credit Agreement are secured under various collateral documents (including a security agreement, pledge agreement, blocked account agreements, concentration account agreement, disbursement account agreements, and a trademark security agreement) by interests in substantially all of the Company’s personal property (excluding store and distribution center equipment and fixtures), including the pledge of the stock of the Company’s wholly-owned subsidiaries, including Galyan’s and its subsidiaries.

     The summary of the Credit Agreement in this Current Report on Form 8-K is qualified in its entirety to the full text of the Credit Agreement attached hereto as Exhibit 4.1.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements of Business Acquired.

          The required financial statements will be filed in an amendment to this report, which shall be filed no later than October 12, 2004.

     (b) Pro Forma Financial Information.

          The required pro forma financial information for the acquired business will be filed in an amendment to this report, which shall be filed no later than October 12, 2004.

     (c) Exhibits

Exhibit 4.1	Second Amended and Restated Credit Agreement, dated as of July 28, 2004 among Dick’s Sporting Goods, Inc., the Lenders Party thereto and General Electric Capital Corporation.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DICK’S SPORTING GOODS, INC.
By: /s/ Michael F. Hines

Date: July 30, 2004	Name: Michael F. Hines Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit
4.1	Second Amended and Restated Credit Agreement, dated as of July 28, 2004 among Dick’s Sporting Goods, Inc., the Lenders Party thereto and General Electric Capital Corporation.

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